Exhibit 99.1

LNB Bancorp, Inc. Names James Baemel Senior Vice President & SBA Lending Manager

-- Will Manage New Columbus, OH LNB Loan Office --

CLEVELAND--(BUSINESS WIRE)--September 27, 2013--James B. Baemel, a 27-year banking veteran, has been named senior vice president and SBA business lending manager for Lorain National Bank. He reports to Daniel E. Klimas, president and chief executive officer of Lorain National Bank.

In his newly created position, Mr. Baemel will be responsible for leading the recently developed SBA commercial lending sales team at LNB, which will serve businesses across a nine state area. Mr. Baemel and his team will be located in a new LNB loan office in Columbus, OH.

Joining James Baemel on the new SBA Lending team:

  Spencer Twyford, vice president
  Chris Jackson, vice president
  Tyler Nicholson, underwriter

“Jim’s leadership and experience are a great addition to our commercial banking sales team,” said Klimas. “We’re excited to launch this new strategic effort to source SBA loans across a much larger market area than Northeast Ohio. Throughout his impressive career, Jim has shown a great ability to provide the best financial solutions for his clients, a strength that will greatly benefit the LNB team and our customers. Jim has assembled a team with considerable knowledge of government lending programs through the Small Business Administration.”

Prior to joining LNB, Mr. Baemel was senior vice president at Parkview Federal Savings Bank. He has also held senior management roles at UPS Capital Credit, Unizan Bank, N. A. and The Money Store Investment Corporation. The sales team worked together for Unizan Bank prior to the acquisition by Huntington Bank.

“We’re pleased to be part of Lorain National Bank, offering financing options to small businesses. Our advantages are years of SBA lending experience and fast approvals for our customers,” said Baemel.

About LNB Bancorp, Inc.

LNB Bancorp, Inc. is a $1.2 billion bank holding company. Its major subsidiary, The Lorain National Bank, is a full-service commercial bank, specializing in commercial, personal banking services, residential mortgage lending and investment and trust services. The Lorain National Bank and Morgan Bank serve customers through 20 retail-banking locations and 28 ATMs in Lorain, eastern Erie, western Cuyahoga and Summit counties. Our Indirect Auto Financing division serves over 650 dealers in seven states. North Coast Community Development Corporation is a wholly owned subsidiary of The Lorain National Bank. For more information about LNB Bancorp, Inc., and its related products and services or to view its filings with the Securities and Exchange Commission, visit us at http://www.4lnb.com.

CONTACT:
Lorain National Bank
Peter R. Catanese, 440-244-7126